Exhibit 99.1

CPI Card Group Inc. Reports Third Quarter 2024 Results

Date: November 5, 2024

Net Sales Increased 18% to $125 Million and Full Year Sales Outlook Increased

Growth Across Portfolio, Led by Strong Sales of Debit and Credit Cards

Net Income Decreased 66% to $1 Million, Impacted by Debt Refinancing Costs; Adjusted EBITDA Increased 18% to $25 Million

Full Year Adjusted EBITDA and Free Cash Flow Outlooks Increased

Littleton, CO. November 5, 2024 -- CPI Card Group Inc. (Nasdaq: PMTS) (“CPI” or the “Company”), a payments technology company providing a comprehensive range of payment card and digital solutions, including Software-as-a-Service-based instant issuance, today reported financial results for the third quarter ended September 30, 2024 and updated its financial outlook for 2024.

Third quarter net sales increased 18% to $124.8 million compared to the prior year period, with strong growth in both the Debit and Credit and Prepaid segments. Net income decreased 66% to $1.3 million, reflecting the impact of $8.8 million of pre-tax debt refinancing costs, and Adjusted EBITDA increased 18% to $25.1 million, driven by net sales growth.

Sales performance in the quarter was driven by strong growth in debit and credit card sales, as well as continued growth from Prepaid, instant issuance solutions and other card personalization services. Product sales increased 25% in the third quarter, led by sales of contactless cards, while services sales increased 10%. For the first nine months of the year total net sales increased 4%.

“We are very pleased to deliver strong growth in the quarter, including 19% growth in our Debit and Credit segment, even as channel inventories continue to be worked down,” said John Lowe, President and Chief Executive Officer. “We are maintaining momentum with our solutions across the CPI portfolio and believe we are winning business in the market.”

Lowe added, “We are advancing CPI’s growth strategies and continue to offer our customers additional products and services as we gain more traction with our digital solutions and in adjacent markets.”

The Company updated its financial outlook for 2024, increasing its full-year expectations for net sales to mid-to-high single-digit growth and for Adjusted EBITDA to low single-digit growth. The previous outlook was a mid-single digit net sales increase and a slight increase in Adjusted EBITDA. The Company also increased its Free Cash Flow outlook for the year.

CPI is a top payment solutions provider in the U.S. serving thousands of banks, credit unions and fintechs, as well as major bank platforms and prepaid program managers. The Company is a leader in the U.S. markets for eco-focused payment cards, personalization and Software-as-a-Service-

based instant issuance solutions for small and medium U.S. financial institutions and retail prepaid debit card solutions.

The Company believes long-term growth trends for the U.S. card market remain strong, led by consumer card growth, widespread adoption of eco-focused cards and the ongoing conversion to contactless cards. Based on figures released by the networks, Visa and Mastercard® U.S. debit and credit cards in circulation increased at a compound annual growth rate of 9% for the three-year period ending June 30, 2024.

2024 Business Highlights

●	CPI continues to be a leading provider of eco-focused payment card solutions in the U.S. market, with more than 100 million eco-focused debit and credit cards sold since launch.
●	CPI continues to be a leading provider of Software-as-a-Service-based instant issuance solutions in the U.S., with more than 16,000 Card@Once® installations across more than 2,000 financial institutions.
●	The Company continued to advance its market expansion strategies, adding new digital solutions offerings for its customers including push provisioning capabilities for mobile wallets.
●	The Company executed $9 million of share repurchases through the third quarter of 2024.
●	CPI completed a debt refinancing in the third quarter, issuing $285 million aggregate principal amount of 10.000% Senior Secured Notes due 2029 and entering into a new $75 million ABL revolving credit facility, while redeeming the $268 million aggregate principal amount of 8.625% Senior Secured Notes due 2026.
●	The Company completed a secondary offering of 1.38 million shares of common stock sold by its majority stockholder group, reducing the stockholder group’s ownership position from 56% of shares outstanding to 43%.

Third Quarter 2024 Financial Highlights

Net sales increased 18% year-over-year to $124.8 million in the third quarter of 2024.

●	Debit and Credit segment net sales increased 19% to $99.8 million, driven by strong contactless card sales led by eco-focused cards, as well as continued growth in Card@Once® instant issuance solutions and other card personalization services.
●	Prepaid Debit segment net sales increased 13% to $25.2 million, reflecting strong sales to existing customers.

Third quarter gross profit increased 24% to $44.7 million and gross profit margin of 35.8% increased from 34.1% in the prior year third quarter, driven by operating leverage from sales growth.

Third quarter income from operations increased 37% to $17.8 million, driven by strong sales growth and gross margin improvement. Net income decreased 66% to $1.3 million, or $0.11 diluted earnings per share, due to pre-tax debt refinancing costs of $8.8 million, or approximately $0.55 per share after-tax, including interest expense related to a call premium on the $268 million of 8.625% Senior Notes due 2026 redeemed in the third quarter, partially offset by a tax benefit recorded in the quarter. Adjusted EBITDA increased 18% to $25.1 million.

Year-to-date 2024 Financial Highlights

Net sales increased 4% year-over-year to $355.5 million in the first nine months of 2024.

●	Debit and Credit segment net sales increased 2% to $283.3 million, driven by increased sales of contactless cards, led by eco-focused cards, and growth in Card@Once® instant issuance solutions and other card personalization services, partially offset by lower sales of other cards.
●	Prepaid Debit segment net sales increased 16% to $73.2 million, reflecting strong sales to existing customers.

Year-to-date gross profit increased 7% to $128.6 million and gross profit margin increased from 35.1% in the prior year to 36.2%.

Year-to-date income from operations decreased 8% to $46.9 million due to increased compensation expenses, including CEO transition-related expenses and increased performance-based employee incentive compensation expense. Net income decreased 40% to $12.7 million, or $1.08 diluted earnings per share, primarily due to debt refinancing costs. Adjusted EBITDA increased 1% to $70.0 million.

Balance Sheet, Liquidity and Cash Flow

The Company generated cash from operating activities of $16.7 million in the first nine months of 2024, which compared to $22.3 million in the 2023 period, and Free Cash Flow of $12.5 million, which compared to $16.2 million in the prior year. The decrease in cash generation compared to the prior year was primarily driven by increased working capital usage, including increased inventory purchases of contactless chips, partially offset by lower capital expenditures.

As of September 30, 2024, cash and cash equivalents was $14.7 million. There were $285 million of 10% Senior Secured Notes due 2029 and no borrowings from the ABL revolving credit facility outstanding at quarter-end.

In the third quarter, the Company completed a refinancing of its debt, issuing $285 million of new 10% Senior Secured Notes due 2029 and entering into a new $75 million ABL revolving credit facility. The Company used the proceeds from the notes offering to redeem the remaining $267.9 million principal balance of its 8.625% Senior Secured Notes due 2026 and to pay related fees and expenses. Refinancing costs recorded in the third quarter totaled $8.8 million, including $5.8 million of interest expense related to the 2.156% early redemption premium on the Company’s retired 8.625% Senior Notes due 2026 and a $3 million loss on debt extinguishment related to unamortized deferred financing costs in connection with the redemption of the notes and the termination of the prior ABL revolving credit facility.

Also in the third quarter, the Company spent $2.2 million to purchase 120,534 shares of its common stock from its majority stockholder group pursuant to a Stock Repurchase Agreement announced in March, which committed the Company to purchase shares from its majority stockholder group at a 3 to 1 ratio to the number of shares repurchased in the open market in the second quarter.

The Company continues to focus its capital structure and allocation priorities on investing in the business, including strategic acquisitions; deleveraging the balance sheet; and returning funds to stockholders.

On September 30th, the Company announced a secondary public offering of shares of its common stock to be sold by its majority stockholder group. The 1.38 million share offering closed on October 2, 2024. The Company did not offer any shares of common stock in the offering and did not receive any proceeds from the sale of common stock by the selling stockholders.

“We delivered strong third quarter sales and profit growth, while continuing to invest in our expansion strategies,” said Jeff Hochstadt, Chief Financial Officer of CPI. “We also effectively extended maturities on our debt and completed a secondary offering of common stock, which should benefit trading liquidity over time.”

Outlook for 2024

The Company updated its outlook for 2024 to mid-to-high single-digit net sales growth and low single-digit Adjusted EBITDA growth. The prior outlook was a mid-single digit net sales increase and a slight increase in Adjusted EBITDA. The increase in the net sales outlook was driven by strength across CPI’s portfolio.

The Free Cash Flow outlook was updated to be slightly below the 2023 level, compared to the previous outlook of approximately half of the 2023 level, primarily due to working capital improvements, lower expected capital spending, and a lower tax rate relative to the previous outlook.

The Company now expects its year-end 2024 Net Leverage Ratio to be similar to the 2023 year-end level, compared to a previous outlook of between 3.0x and 3.5x.

Conference Call and Webcast

CPI Card Group Inc. will hold a conference call on November 5, 2024 at 4:30 p.m. Eastern Time (ET) to review its third quarter results. To participate in the Company's conference call via telephone or online:

U.S. dial-in number (toll-free): 888-330-3573

International: 646-960-0677

Conference ID: 8062733

Webcast Link: CPI Card Group Q3 Webcast or at https://investor.cpicardgroup.com

Participants are advised to login for the webcast 10 minutes prior to the scheduled start time.

A replay of the conference call will be available until November 19, 2024 at:

U.S. dial-in number (toll free): 800-770-2030

International: 609-800-9909

Conference ID: 8062733

A webcast replay of the conference call will also be available on CPI Card Group Inc.’s Investor Relations website: https://investor.cpicardgroup.com

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided the following non-GAAP financial measures in this release, all reported on a continuing operations basis: EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, LTM Adjusted EBITDA and Net Leverage Ratio. These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis between fiscal periods. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Our non-GAAP measures may be different from similarly titled measures of other companies. Investors are encouraged to review the reconciliation of these historical non-GAAP measures to their most directly comparable GAAP financial measures included in Exhibit E to this press release.

Adjusted EBITDA

Adjusted EBITDA is presented on a continuing operations basis and is defined as EBITDA (which represents earnings before interest, taxes, depreciation and amortization) adjusted for litigation; stock-based compensation expense; estimated sales tax expense; restructuring and other charges, including executive retention and severance; costs related to production facility modernization efforts; loss on debt extinguishment; foreign currency gain or loss; and other items that are unusual in nature, infrequently occurring or not considered part of our core operations, as set forth in the reconciliation in Exhibit E. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, unusual or non-recurring losses or gains. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses or the cash requirements necessary to service interest or principal payments on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations; or (g) the impact of any discontinued operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-operating, unusual or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses represent the reduction of cash that could be used for other purposes. Adjusted EBITDA margin percentage as shown in Exhibit E is computed as Adjusted EBITDA divided by total net sales.

We define LTM Adjusted EBITDA as Adjusted EBITDA (defined previously) for the last twelve months. LTM Adjusted EBITDA is used in the computation of Net Leverage Ratio, and is reconciled in Exhibit E.

Free Cash Flow

We define Free Cash Flow as cash flow provided by (used in) operating activities less capital expenditures. We use this metric in analyzing our ability to service and repay our debt. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to make principal payments on outstanding debt and financing lease liabilities. Free Cash Flow should not be considered in isolation, or as a substitute for, cash (used in) provided by operating activities or any other measures of liquidity derived in accordance with GAAP.

Financial Expectations for 2024

We have provided Adjusted EBITDA expectations for 2024 on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled or cannot be reliably predicted because they are not part of the Company’s routine activities, any of which could be significant.

Net Leverage Ratio

Management and various investors use the ratio of debt principal outstanding, plus finance lease obligations, less cash, divided by LTM Adjusted EBITDA, or “Net Leverage Ratio”, as a measure of our financial strength when making key investment decisions and evaluating us against peers.

About CPI Card Group Inc.

CPI Card Group is a payments technology company providing a comprehensive range of payment card and digital solutions, including Software-as-a-Service-based instant issuance. With a focus on building personal relationships and earning trust, we help our customers navigate the constantly evolving world of payments, while delivering innovative solutions that spark connections and support their brands. We serve clients across industry, size, and scale through our team of experienced, dedicated employees and our network of high-security production and card services facilities, all located in the United States. CPI is committed to exceeding our customers’

expectations, transforming our industry, and enhancing the way people pay every day. Learn more at www.cpicardgroup.com.

Forward-Looking Statements

Certain statements and information in this release (as well as information included in other written or oral statements we make from time to time) may contain or constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “estimate,” “project,” “expect,” “anticipate,” “affirm,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “continue,” “committed,” “attempt,” “aim,” “target,” “objective,” “guides,” “seek,” “focus,” “provides guidance,” “provides outlook” or other similar expressions are intended to identify forward-looking statements, which are not historical in nature. These forward-looking statements, including statements about our strategic initiatives and market opportunities, are based on our current expectations and beliefs concerning future developments and their potential effect on us and other information currently available. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important risks and uncertainties that could cause actual results or other events to differ materially from those contemplated.

These risks and uncertainties include, but are not limited to: a deterioration in general economic conditions, including inflationary conditions and resulting in reduced consumer confidence and business spending, and a decline in consumer credit worthiness impacting demand for our products; the unpredictability of our operating results, including an inability to anticipate changes in customer inventory management practices and its impact on our business; a disruption or other failure in our supply chain, including as a result of foreign conflicts and with respect to single source suppliers, or the failure or inability of suppliers to comply with our code of conduct or contractual requirements, or political unrest in countries in which our suppliers operate, or inflationary pressures, resulting in increased costs and inability to pass those costs on to our customers and extended production lead times and difficulty meeting customers’ delivery expectations; our failure to retain our existing customers or identify and attract new customers; our inability to recruit, retain and develop qualified personnel, including key personnel, and implement effective succession processes; adverse conditions in the banking system and financial markets, including the failure of banks and financial institutions; system security risks, data protection breaches and cyber-attacks; interruptions in our operations, including our information technology systems, or in the operations of the third parties that operate computing infrastructure on which we rely; our inability to develop, introduce and commercialize new products and services; the usage, or lack thereof, of artificial intelligence technologies; our substantial indebtedness, including inability to make debt service payments or refinance such indebtedness; the restrictive terms of our indebtedness and covenants of future agreements governing indebtedness and the resulting restraints on our ability to pursue our business strategies; our status as an accelerated filer and complying with the Sarbanes-Oxley Act of 2002 and the costs associated with such compliance and implementation of procedures thereunder; our failure to maintain effective internal control over financial reporting; disruptions in production at one or more of our facilities; problems in production quality, materials and process and costs relating to product defects and any related product liability and/or warranty claims; environmental, social and governance (“ESG”) preferences and demands of various stakeholders and our ability to conform to such preferences and demands and to comply with any related regulatory requirements; the effects of climate change, negative perceptions of our products due to the impact of our products and production processes on the environment and other ESG-related risks; damage to our reputation or brand image; disruptions in production due to weather conditions, climate change, political instability or social unrest; our inability to adequately protect our trade secrets and intellectual property rights from misappropriation, infringement claims brought against us and risks related to open source software; defects in our software and computing systems; our limited ability to raise capital; costs and impacts to our financial results relating to the obligatory collection of sales tax and claims for uncollected sales tax in states that impose sales tax collection requirements on out-of-state businesses or unclaimed property, as well as potential new U.S. tax legislation increasing the corporate income tax rate and challenges to our income tax positions; our inability to successfully execute on our divestitures or acquisitions; our inability to realize the full value of our long-lived assets; our inability to renew licenses with key technology licensors; the highly competitive, saturated and consolidated nature of our marketplace; costs and potential liabilities associated with compliance or failure to comply with regulations, customer contractual requirements and evolving industry standards regarding consumer privacy and data use and security; new and developing technologies that make our existing technology solutions and products obsolete or less relevant or our failure to introduce new products and services in a timely manner; our failure to operate our business in accordance with the Payment Card Industry Security Standards Council security standards or other industry standards; the effects of restrictions, delays or interruptions in our ability to source raw materials and components used in our products from foreign countries; the effects on the global economy of ongoing foreign conflicts; our failure to comply with environmental, health and safety laws and regulations that apply to our products and the raw materials we use in our production processes; risks associated with our significant stockholder group’s ownership of our stock; potential conflicts of interest that may arise due to our board of directors being comprised in part of directors who are principals of our significant stockholder group; the influence of securities analysts over the trading market for and price of our common stock; failure to meet the continued listing standards of the Nasdaq Global Market; the impact of stockholder activism or securities litigation on the trading price and volatility of our common stock; our inability to fully execute on our share repurchase program strategy; certain provisions of our organizational documents and other contractual provisions that may delay or prevent a change in control and make it difficult for stockholders other than our significant stockholder group to change the composition of our board of directors; our ability to comply with a wide variety of complex laws and regulations and the exposure to liability for any failure to comply; the effect of legal and regulatory proceedings; and other risks that are described in Part I, Item 1A – Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2024 in Part II, Item 1A – Risk Factors of our Quarterly Report on Form 10-Q and our other reports filed from time to time with the SEC.

We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date hereof. These statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results or other events to differ materially from the expectations and beliefs contained herein. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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For more information:

CPI encourages investors to use its investor relations website as a way of easily finding information about the Company. CPI promptly makes available on this website the reports that the Company files or furnishes with the SEC, corporate governance information and press releases.

CPI Card Group Inc. Investor Relations:

(877) 369-9016

InvestorRelations@cpicardgroup.com

CPI Card Group Inc. Media Relations:

Media@cpicardgroup.com

CPI Card Group Inc. Earnings Release Supplemental Financial Information

Exhibit A	Condensed Consolidated Statements of Operations and Comprehensive Income - Unaudited for the three and nine months ended September 30, 2024 and 2023

Exhibit B	Condensed Consolidated Balance Sheets – Unaudited as of September 30, 2024 and December 31, 2023

Exhibit C	Condensed Consolidated Statements of Cash Flows – Unaudited for the nine months ended September 30, 2024 and 2023

Exhibit D	Segment Summary Information – Unaudited for the three and nine months ended September 30, 2024 and 2023

Exhibit E	Supplemental GAAP to Non-GAAP Reconciliations – Unaudited for the three and nine months ended September 30, 2024 and 2023

EXHIBIT A
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales:
Products	$69,648	$55,689	$191,650	$195,425
Services	55,103	50,174	163,855	146,250
Total net sales	124,751	105,863	355,505	341,675
Cost of sales:
Products (exclusive of depreciation and amortization shown below)	44,199	37,540	123,894	124,828
Services (exclusive of depreciation and amortization shown below)	32,927	29,574	94,599	89,192
Depreciation and amortization	2,927	2,597	8,408	7,584
Total cost of sales	80,053	69,711	226,901	221,604
Gross profit	44,698	36,152	128,604	120,071
Operating expenses:
Selling, general and administrative (exclusive of depreciation and amortization shown below)	25,674	21,783	77,942	64,734
Depreciation and amortization	1,226	1,408	3,810	4,286
Total operating expenses	26,900	23,191	81,752	69,020
Income from operations	17,798	12,961	46,852	51,051
Other expense, net:
Interest, net	(13,458)	(6,714)	(26,413)	(20,235)
Loss on debt extinguishment	(2,987)	(25)	(2,987)	(243)
Other expense, net	(534)	(28)	(677)	(2)
Total other expense, net	(16,979)	(6,767)	(30,077)	(20,480)
Income before income taxes	819	6,194	16,775	30,571
Income tax benefit (expense)	474	(2,337)	(4,026)	(9,318)
Net income	$1,293	$3,857	$12,749	$21,253

Basic and diluted earnings per share:
Basic earnings per share	$0.12	$0.34	$1.14	$1.86
Diluted earnings per share	$0.11	$0.33	$1.08	$1.79

Basic weighted-average shares outstanding	11,107,126	11,432,794	11,141,264	11,418,372
Diluted weighted-average shares outstanding	11,872,783	11,827,816	11,856,404	11,861,868

Comprehensive income:
Net income	$1,293	$3,857	$12,749	$21,253
Total comprehensive income	$1,293	$3,857	$12,749	$21,253

		EXHIBIT B
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$14,650	$12,413
Accounts receivable, net	79,583	73,724
Inventories, net	92,286	70,594
Prepaid expenses and other current assets	12,295	8,647
Total current assets	198,814	165,378
Plant, equipment, leasehold improvements and operating lease right-of-use assets, net	64,073	63,053
Intangible assets, net	11,352	14,122
Goodwill	47,150	47,150
Other assets	20,960	3,980
Total assets	$342,349	$293,683
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$21,538	$12,802
Accrued expenses	52,107	35,803
Deferred revenue and customer deposits	1,466	840
Total current liabilities	75,111	49,445
Long-term debt	280,152	264,997
Deferred income taxes	5,057	7,139
Other long-term liabilities	24,820	24,038
Total liabilities	385,140	345,619
Commitments and contingencies
Series A Preferred Stock; $0.001 par value—100,000 shares authorized; 0 shares issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Stockholders’ deficit:
Common stock; $0.001 par value—100,000,000 shares authorized; 11,159,418 and 11,446,155 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	11	11
Capital deficiency	(105,827)	(102,223)
Accumulated earnings	63,025	50,276
Total stockholders’ deficit	(42,791)	(51,936)
Total liabilities and stockholders’ deficit	$342,349	$293,683

		EXHIBIT C
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2024	2023
Operating activities
Net income	$12,749	$21,253
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	9,448	8,970
Amortization expense	2,770	2,900
Stock-based compensation expense	6,936	4,431
Amortization of debt issuance costs	1,206	1,397
Loss on early extinguishment of debt	8,763	243
Deferred income taxes and other, net	(1,781)	956
Changes in operating assets and liabilities:
Accounts receivable, net	(5,878)	12,988
Inventories	(21,964)	(5,806)
Prepaid expenses and other assets	(19,343)	422
Income taxes, net	(602)	(1,616)
Accounts payable	8,326	(7,805)
Accrued expenses and other liabilities	15,396	(13,283)
Deferred revenue and customer deposits	626	(2,784)
Cash provided by operating activities	16,652	22,266
Investing activities
Capital expenditures for plant, equipment and leasehold improvements, net	(4,199)	(6,076)
Other	1	183
Cash used in investing activities	(4,198)	(5,893)
Financing activities
Principal payments on 2026 Senior Notes	(267,897)	(16,954)
Proceeds from 2029 Senior Notes	285,000	—
Net proceeds from ABL Revolver	—	3,000
Payments on finance lease obligations	(3,688)	(2,655)
Common stock repurchased	(8,678)	—
Debt issuance costs	(6,583)	—
Payment for debt early redemption premium	(5,776)	—
Taxes withheld and paid on stock-based compensation awards	(2,595)	(327)
Cash used in financing activities	(10,217)	(16,936)
Effect of exchange rates on cash	—	(1)
Net increase (decrease) in cash and cash equivalents	2,237	(564)
Cash and cash equivalents, beginning of period	12,413	11,037
Cash and cash equivalents, end of period	$14,650	$10,473
Supplemental disclosures of cash flow information
Cash paid (refunded) during the period for:
Interest	$25,128	$25,307
Income taxes paid	$8,247	$9,994
Income taxes refunded	$(409)	$(25)
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$1,292	$2,641
Financing leases	$5,690	$6,989
Accounts payable and accrued expenses for capital expenditures for plant, equipment and leasehold improvements	$1,527	$977

EXHIBIT D
CPI Card Group Inc. and Subsidiaries
Segment Summary Information
For the Three and Nine Months Ended September 30, 2024 and 2023
(dollars in thousands)
(Unaudited)

Net Sales
	Three Months Ended September 30,
	2024	2023	$ Change	% Change
Net sales by segment:
Debit and Credit	$99,755	$83,780	$15,975	19.1%
Prepaid Debit	25,173	22,335	2,838	12.7%
Eliminations	(177)	(252)	75	* %
Total	$124,751	$105,863	$18,888	17.8%
* Calculation not meaningful

	Nine Months Ended September 30,
	2024	2023	$ Change	% Change
Net sales by segment:
Debit and Credit	$283,348	$278,959	$4,389	1.6%
Prepaid Debit	73,186	63,286	9,900	15.6%
Eliminations	(1,029)	(570)	(459)	* %
Total	$355,505	$341,675	$13,830	4.0%

Gross Profit
	Three Months Ended September 30,
	2024	% of Net Sales	2023	% of Net Sales	$ Change	% Change
Gross profit by segment:
Debit and Credit	$36,131	36.2%	$28,381	33.9%	$7,750	27.3%
Prepaid Debit	8,567	34.0%	7,771	34.8%	796	10.2%
Total	$44,698	35.8%	$36,152	34.1%	$8,546	23.6%

	Nine Months Ended September 30,
	2024	% of Net Sales	2023	% of Net Sales	$ Change	% Change
Gross profit by segment:
Debit and Credit	$101,790	35.9%	$99,603	35.7%	$2,187	2.2%
Prepaid Debit	26,814	36.6%	20,468	32.3%	6,346	31.0%
Total	$128,604	36.2%	$120,071	35.1%	$8,533	7.1%

Income from Operations
	Three Months Ended September 30,
	2024	% of Net Sales	2023	% of Net Sales	$ Change	% Change
Income (loss) from operations by segment:
Debit and Credit	$27,035	27.1%	$20,791	24.8%	$6,244	30.0%
Prepaid Debit	7,111	28.2%	6,631	29.7%	480	7.2%
Other	(16,348)	* %	(14,461)	* %	(1,887)	13.0%
Total	$17,798	14.3%	$12,961	12.2%	$4,837	37.3%

	Nine Months Ended September 30,
	2024	% of Net Sales	2023	% of Net Sales	$ Change	% Change
Income (loss) from operations by segment:
Debit and Credit	$75,178	26.5%	$75,898	27.2%	$(720)	(0.9)%
Prepaid Debit	22,765	31.1%	17,936	28.3%	4,829	26.9%
Other	(51,091)	* %	(42,783)	* %	(8,308)	19.4%
Total	$46,852	13.2%	$51,051	14.9%	$(4,199)	(8.2)%

EBITDA
	Three Months Ended September 30,
	2024	% of Net Sales	2023	% of Net Sales	$ Change	% Change
EBITDA by segment:
Debit and Credit	$29,264	29.3%	$23,086	27.6%	$6,178	26.8%
Prepaid Debit	8,171	32.5%	7,304	32.7%	867	11.9%
Other	(19,005)	* %	(13,477)	* %	(5,528)	41.0%
Total	$18,430	14.8%	$16,913	16.0%	$1,517	9.0%

	Nine Months Ended September 30,
	2024	% of Net Sales	2023	% of Net Sales	$ Change	% Change
EBITDA by segment:
Debit and Credit	$81,731	28.8%	$82,733	29.7%	$(1,002)	(1.2)%
Prepaid Debit	25,589	35.0%	19,938	31.5%	5,651	28.3%
Other	(51,914)	* %	(39,995)	* %	(11,919)	29.8%
Total	$55,406	15.6%	$62,676	18.3%	$(7,270)	(11.6)%

Reconciliation of Income (Loss) from
Operations by Segment to EBITDA by Segment

	Three Months Ended September 30, 2024
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$27,035	$7,111	$(16,348)	$17,798
Depreciation and amortization	2,198	1,061	894	4,153
Other income (expenses)	31	(1)	(3,551)	(3,521)
EBITDA	$29,264	$8,171	$(19,005)	$18,430

	Three Months Ended September 30, 2023
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$20,791	$6,631	$(14,461)	$12,961
Depreciation and amortization	2,322	675	1,008	4,005
Other income (expenses)	(27)	(2)	(24)	(53)
EBITDA	$23,086	$7,304	$(13,477)	$16,913

	Nine Months Ended September 30, 2024
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$75,178	$22,765	$(51,091)	$46,852
Depreciation and amortization	6,585	2,827	2,806	12,218
Other income (expenses)	(32)	(3)	(3,629)	(3,664)
EBITDA	$81,731	$25,589	$(51,914)	$55,406

	Nine Months Ended September 30, 2023
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$75,898	$17,936	$(42,783)	$51,051
Depreciation and amortization	6,836	2,003	3,031	11,870
Other income (expenses)	(1)	(1)	(243)	(245)
EBITDA	$82,733	$19,938	$(39,995)	$62,676

				EXHIBIT E
CPI Card Group Inc. and Subsidiaries
Supplemental GAAP to Non-GAAP Reconciliation
(dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
EBITDA and Adjusted EBITDA:
Net income	$1,293	$3,857	$12,749	$21,253
Interest, net (1)	13,458	6,714	26,413	20,235
Income tax (benefit) expense	(474)	2,337	4,026	9,318
Depreciation and amortization	4,153	4,005	12,218	11,870
EBITDA	$18,430	$16,913	$55,406	$62,676

Adjustments to EBITDA:
Stock-based compensation expense	$1,782	$2,600	$6,936	$4,431
Sales tax expense (2)	—	—	—	35
Restructuring and other charges (3)	1,881	1,672	4,639	2,229
Loss on debt extinguishment (4)	2,987	25	2,987	243
Foreign currency loss	—	28	—	2
Subtotal of adjustments to EBITDA	$6,650	$4,325	$14,562	$6,940
Adjusted EBITDA	$25,080	$21,238	$69,968	$69,616
Net income margin (% of Net sales)	1.0%	3.6%	3.6%	6.2%
Net income growth (% Change 2024 vs. 2023)	(66.5)%		(40.0)%
Adjusted EBITDA margin (% of Net sales)	20.1%	20.1%	19.7%	20.4%
Adjusted EBITDA growth (% Change 2024 vs. 2023)	18.1%		0.5%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Free Cash Flow:
Cash provided by operating activities	$12,544	$11,944	$16,652	$22,266
Capital expenditures for plant, equipment and leasehold improvements, net	(1,455)	518	(4,199)	(6,076)
Free Cash Flow	$11,089	$12,462	$12,453	$16,190

(1)	The 2024 balance includes payment of an early redemption premium of $5.8 million related to the redemption of the 8.625% Senior Secured Notes due 2026.
(2)	Represents estimated sales tax expense (benefit) relating to a contingent liability due to historical activity in certain states where it is probable that the Company will be subject to sales tax plus interest and penalties.
(3)	Represents executive retention and severance costs, as well as costs related to production facility modernization efforts. The 2024 balance includes expenses to be paid by the Company on behalf of the majority stockholder group that entered into an underwriting agreement for the sale of an aggregate of 1,380,000 shares of CPI common stock to the public.
(4)	In July 2024, the Company redeemed the entire principal balance of $267.9 million of the 8.625% Senior Secured Notes due 2026 and also repaid in full and terminated a prior Credit Agreement with Wells Fargo Bank, N.A. entered into in March 2021, and expensed the remaining unamortized deferred financing costs. Additionally, the Company redeemed a portion of the 8.625% Senior Secured Notes due 2026 in 2023 and expensed the associated portion of the unamortized deferred financing costs.

	Last Twelve Months Ended
	September 30,	December 31,
	2024	2023
Reconciliation of net income to LTM EBITDA and Adjusted EBITDA:
Net income	$15,481	$23,985
Interest, net (1)	33,091	26,913
Income tax expense	5,185	10,477
Depreciation and amortization	16,279	15,931
EBITDA	$70,036	$77,306

Adjustments to EBITDA:
Stock-based compensation expense	$10,012	$7,507
Sales tax benefit (2)	(105)	(70)
Restructuring and other charges (3)	6,941	4,531
Loss on debt extinguishment (4)	2,987	243
Foreign currency gain	(28)	(26)
Subtotal of adjustments to EBITDA	$19,807	$12,185
LTM Adjusted EBITDA	$89,843	$89,491

	As of
	September 30,	December 31,
	2024	2023
Calculation of Net Leverage Ratio:
2029 Senior Notes	$285,000	$—
2026 Senior Notes	—	267,897
Finance lease obligations	20,096	18,106
Total debt	305,096	286,003
Less: Cash and cash equivalents	(14,650)	(12,413)
Total net debt (a)	$290,446	$273,590
LTM Adjusted EBITDA (b)	$89,843	$89,491
Net Leverage Ratio (a)/(b)	3.2	3.1